Exhibit 99.2

P O Box 3395

West Palm Beach,

FL  33402-3395

IMMEDIATE RELEASE

George M. Bachman

CFO and Treasurer

561.838.1731

May 10, 2004

Florida Public Utilities Announces First Quarter 2004 Results

West Palm Beach, FLA, May 10.  Florida Public Utilities (AMEX: FPU) reported first quarter ended March 31, 2004 income from continuing operations of $1,413,000, or $ .36 per share, compared with income from continuing operations for the same period last year of $1,813,000, or $.46 per share.  In addition to total revenues decreasing by $424,000 or 1%, and gross profit decreasing by $335,000 or 3%, the Company experienced significant increases in operating expenses, resulting in a $400,000 or 22% decrease in net income from continuing operations.  During the quarter, insurance costs increased by $148,000 as a result of higher medical expenses, increased premiums for workers’ compensation, and higher general liability insurance.  Other increases to expenses included higher depreciation and amortization of $176,000.

Natural gas revenues for the quarter decreased $1,322,000 due to the $1,500,000 early termination fee from a contract recorded in 2003.  This was offset by an increase in units sold.  Both electric and propane revenues increased by $510,000 and $388,000, respectively.  Electric revenues increased primarily due to increased fuel revenue and an increase in units sold.  The increase in propane revenues is primarily attributable to higher costs of gas passed through to customers and the addition of a large wholesale customer.

The Company successfully filed a request for rate relief with the Florida Public Service Commission (FPSC) for the electric segment in the first quarter. Rate relief in the amount of $1,800,000 was granted effective March 17, 2004.  Additionally, the Company is preparing to file for rate relief for the natural gas segment in the second quarter of 2004.  The request includes recovery for $9,100,000 for environmental liabilities, as well as recovery for recent increases to certain operating expenses, including pension and insurance expenses.  The Company will request the inclusion of goodwill and intangible assets in the rate base.  The Company is requesting approximately $8,200,000 in annual rate relief.  This amount is subject to review by the FPSC, which may not grant the full amount requested.  If an increase is granted, it is anticipated the rate relief will take effect in the fourth quarter of 2004.  The Company is also requesting interim relief in the amount of $1,500,000 annually which, if granted, will take effect this summer until final rate relief is granted.

Statements in this press release regarding Florida Public Utilities Company’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the disclosures in the Company’s filings with the Securities and Exchange Commission.

Key operating results for the first quarter 2004 compared to the first quarter 2003 are summarized below:

Florida Public Utilities
(dollars in thousands except per share data)
	Three Months Ended March 31,
	2004	2003
Total Revenues	$ 30,725	$ 31,149

Net Income from Continuing Operations	$ 1,413	$ 1,813

Income from Discontinued Operations - water division	$ -	$ 9,882

Net Income	$ 1,413	$ 11,695

Earnings applicable to Common Stock	$ 1,406	$ 11,688

Earnings Per Common Share – basic & diluted:
Continuing Operations	$ .36	$ .46

Discontinued Operations-water division	-	2.54
Total	$ .36	$ 3.00

Average Shares Outstanding	3,928,889	3,894,978
Average Customers - excluding water division	91,000	86,000

Florida Public Utilities is primarily in the business of providing natural gas, electric and propane gas distribution services throughout Florida.